Exhibit 10.1

[Letterhead of Southern California Edison]

April 25, 2006

Robert Foster

30 Savona Walk

Long Beach, CA 90803

Re:	Consulting Agreement

Dear Bob:

This letter confirms our mutual agreement to terminate the “Consulting Term” under your Consulting Agreement, dated August 25, 2005 (the “Consulting Agreement”), with Southern California Edison Company (“SCE”) effective April 12, 2006.

You have been paid all amounts due to you pursuant to the Consulting Agreement and you are not entitled to any future compensation or benefits pursuant to the Consulting Agreement.

Your obligation to comply with Sections 8 and 9 of the Consulting Agreement will continue until January 1, 2009; provided that your obligation to comply with Section 8 of the Consulting Agreement will terminate upon any earlier “Governmental Service Date” (as that term is defined in the Consulting Agreement). Your obligation to comply with Section 7 of the Consulting Agreement will continue indefinitely.

If this letter accurately sets forth our agreement with respect to the foregoing matters, please sign the enclosed copy of this letter and return it to me.

Very truly yours,

/s/ Stephen E. Pickett
Stephen E. Pickett

ACKNOWLEDGED AND AGREED:

/s/ Robert Foster
Robert Foster